UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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ANTERO MIDSTREAM CORPORATION

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JUNE 16, 2021 8:00 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2021 Annual Meeting of Shareholders

The 2021 Annual Meeting of Stockholders of Antero Midstream Corporation (“Antero Midstream”) will be held online on Wednesday, June 16, 2021, at 8:00 A.M. Mountain Time. The Annual Meeting is being held for the purposes listed below:

AGENDA

1.	Elect the three Class II members of Antero Midstream Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero Midstream’s 2024 Annual Meeting of Stockholders,
2.	Ratify the appointment of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2021,
3.	Approve, on an advisory basis, the compensation of Antero Midstream’s named executive officers,
4.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials.

RECORD DATE

April 20, 2021

By order of the Board of Directors,

Glen C. Warren, Jr.

President and Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 20, 2021, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each stockholder. Beginning on April 28, 2021, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2021:

This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) are available on our website free of charge at www.anteromidstream.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	DURING THE ANNUAL MEETING Vote online during the Annual Meeting. See page 8 of the Proxy Statement for instructions on how to attend online

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- 2021 Proxy Statement 3

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PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read this entire Proxy Statement before voting.

Corporate Responsibility

Human Capital

The largest contribution in making us a responsible and sustainable company comes from our talented and experienced employees. We encourage our employees to embrace the below values and work every day to make these values apparent in all that we do.

•	The safety and security of our people and the integrity of our operations are among our top priorities. When it comes to our health and safety compliance program, we seek to protect our workforce and the communities in which we operate by setting a goal of zero incidents, zero harm, and zero compromise. We have well-developed and thoughtful processes for identifying and mitigating safety risks:
○	Identification – behavior-based safety programs, job safety analysis, emergency response drills and contractor vetting through a reputable third-party vendor
○	Mitigation – contractor safety improvement plans, root cause analyses, risk ranking/mitigation reviews for every project, pre-job safety startup reviews, and a library of over 30 individual training courses
•	We seek to promote a culture of best-in-class ethical business practices. Doing the right thing is essential to our culture, and we communicate to our employees that it is essential to their, and our, long-term success.
○	We conduct an annual, company-wide ethics and compliance training program that covers, among other things, ethical business practices, insider trading, and anti-discrimination and anti-harassment
•	Our success as a company is not measured only by our financial results but also by how we treat our employees. We seek to help our people enjoy healthier lives, achieve educational goals, and pursue economic opportunities for themselves and their families by offering competitive compensation and benefits.
○	Healthcare coverage – medical and prescription, dental and vision
○	Financial assistance – health savings accounts, dependent care flexible spending account coverage and 401(k) plan with matching
○	Insurance – basic life, accidental death and disability, short-term disability and long-term disability coverage
○	Lifestyle – employee assistance program, holidays and personal choice days, paid vacation and sick leave, company-paid parental leave, subsidized gym memberships and free parking and public transportation
•	We respect human rights and promote them in our supply chain by, among other things, adhering to our internal policies, including:
○	Supplier Code of Conduct – promotes the fair and ethical treatment of suppliers, contractors, independent consultants and other parties that Antero Midstream works with through a set of guidelines focusing on equal opportunity, workplace safety, compensation and protection of proprietary information
○	Human, Labor and Indigenous Rights Policy – promotes respect of human rights through compliance with applicable national and local laws as well as material trends and norms with respect to compensation, discrimination, health and safety, community and indigenous peoples

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Diversity

•	24% of our workforce are women
•	Two out of seven independent directors (or 29%) are women
•	22% of directors, senior vice presidents, and vice presidents, including the Chief Accounting Officer, General Counsel, Senior Vice President of Operations and Vice President of Geology, are women
•	Adopted a Diversity and Inclusion Policy that promotes diversity and equal opportunity in selecting employees and candidates for Board service and prohibits all forms of unlawful discrimination based on, among other things, race, religion, sex and gender by requiring individuals of all backgrounds, skills and viewpoints to be considered for Board service and as candidates for employment

Governance

•	Independent lead director
•	Seven out of nine directors (or 78%) are independent
•	All committees are chaired by and composed entirely of independent directors
•	Formed the Environment, Sustainability and Social Governance (ESG) Committee of the Board to guide and govern ESG initiatives
•	Proactive engagement with stockholders regarding ESG performance and management compensation
•	Prohibition on hedging or pledging stock
•	Robust stock ownership guidelines for executives and directors
•	Directors will range from 46 to 70 years old when Michael N. Kennedy joins the Board on April 30, 2021

Safety and Sustainability(1)

•	100% of fresh water used was transported by pipeline
•	83% of total produced water generated was transported to Antero Resources Corporation (“Antero Resources”) for reuse in 2020
•	Reduced greenhouse gas (“GHG”) emission intensity as compared to third-party reported industry averages and prior years of operations
(1)	Data retrieved from 2019 sustainability reports or calculated from 2019 sustainability and public disclosures. Antero Resources’ and Antero Midstream’s emission intensity is based on the total GHG emissions reported to the EPA under Subpart W of the Greenhouse Gas Reporting Rule Program. Antero Resources’ and Antero Midstream’s methane leak loss rate performance is derived from average data derived from OneFuture. GHG intensity includes companies’ midstream and/or downstream operations.

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•	One of the lowest methane leak loss rates in the industry
•	Water pipeline use eliminated 471,000 truck trips in 2020
•	Antero Midstream recycles 31% of total water used by Antero Resources
•	One of the lowest lost time incident rates in the industry (no incidents in 2020)
•	4,366 employee safety training hours in 2020
•	We encourage you to visit https://www. anteromidstream.com/community-sustainability for more information regarding strides made with respect to sustainability and performance

Community Engagement

•	Through the Antero Foundation, Antero Midstream and Antero Resources:
	○	Donated more than $680,000 in philanthropic and community giving in 2020
	○	Logged 748 community service hours in 2020 (curtailed due to COVID-19) (3,287 in 2019)
	○	Contributed meaningful regional employment opportunities
	○	Provided regulatory compliance programs and workshops for contractors
	○	Donated much-needed funds and equipment to healthcare providers in response to the COVID-19 pandemic

2020 Business Performance Highlights

During 2020, we focused on our liquidity profile, our outstanding debt leverage and our rate of return:

•	We had $1.5 billion in liquidity at December 31, 2020 and an attractive debt maturity schedule.
•	Focused on corporate and project level rates of return.
•	Improved balance sheet strength.

Investor Outreach

Antero Midstream and the Board value input from Antero Midstream’s stockholders and we are committed to maintaining an open dialogue to receive feedback on important items. In 2020, we continued to maintain open dialogue with our stockholders with regard to governance-related issues, including environmental and social matters, and compensation.

Corporate Governance Highlights

In 2020, the Board, with guidance from the ESG committee, continued to focus on improving the Company’s social governance practices. For example, in 2020 we adopted the following new policies and codes of conduct, which are available on the Company’s website:

•	Diversity and Inclusion Policy
•	Supplier Code of Business Conduct and Ethics
•	Human, Labor and Indigenous Rights Policy

Executive Compensation Highlights

Below is a summary of key components and decisions regarding our executive compensation program for 2020:

•	Long-term incentive compensation awards vest over periods of several years to reward sustained Antero Midstream performance over time.
•	Long-term incentive compensation awards for our Chief Executive Officer and Chief Financial Officer were delayed from April 2020 to July 2020 due in part to the impact of COVID-19 on the market and the depressed stock price, but the Company has returned to the historic April grant cycles for 2021. The long-term incentive values for the Chief Executive Officer and President were significantly lower in 2020 relative to prior years to account for stockholder value loss resulting from COVID-19. This resulted in total compensation levels that are in the bottom quartile of the Company’s peers.

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•	No annual incentive plan metrics were approved in 2020 in light of unstable market conditions, largely due to COVID-19. Following the end of the year the Compensation Committee performed a subjective and fullsome assessment of our Named Executive Officers’ performance in 2020. The Compensation Committee determined that our Named Executive Officers made strategic financial and operational decisions that significantly improved our stock price during 2020, warranting a bonus of 115% of targeted levels. The annual incentive plan has been reinstated for 2021.
•	Base salary levels for the Named Executive Officers were not increased in 2020, as was the case in 2018 and 2019 for our Chief Executive Officer and President.
•	Each of the Named Executive Officers is employed at-will and none of the Named Executive Officers is party to an employment agreement, severance agreement or change in control agreement.

Current Directors and Board Nominees

				Committee Memberships
Name and Age	Director Class and Occupation	Director Since	Independent	Audit	Comp	Nom & Gov	Conflicts	ESG
Peter A. Dea Age: 67	Class I Director Co-Founder and Executive Chairman of Confluence Resources LP	2019
W. Howard Keenan, Jr. Age: 70	Class I Director Member of Yorktown Partners LLC	2019
Janine J. McArdle Age: 60	Class I Director Founder and CEO of Apex Strategies, LLC	2020
Glen C. Warren, Jr.(1) Age: 65	Class II Director Antero Midstream President and Secretary	2019
Michael N. Kennedy(2) Age: 46	Class II Director Nominee Chief Financial Officer of Antero Midstream and SVP – Finance	2021
Brooks J. Klimley Age: 64	Class II Director Nominee Founder of Brooks J. Klimley & Associates	2019
John C. Mollenkopf Age: 59	Class II Director Nominee Retired Chief Operating Officer of MarkWest operations of MPLX GP LLC	2019
Paul M. Rady Age: 67	Class III Director Chairman of the Board and Antero Midstream Chief Executive Officer	2019
David H. Keyte Age: 65	Class III Director, Lead Director Chairman and Chief Executive Officer of Caerus Oil and Gas LLC	2019
Rose M. Robeson Age: 60	Class III Director Retired Chief Financial Officer of DCP Midstream GP, LLC	2019
Chairperson
(1)	Effective April 30, 2021, Glen C. Warren, Jr. will retire from the Board and as an officer of Antero Midstream and Antero Resources.
(2)	Effective April 30, 2021, Michael N. Kennedy, currently Chief Financial Officer of Antero Midstream, will be named Chief Financial Officer of Antero Resources Corporation, will cease to be the Chief Financial Officer of Antero Midstream Corporation and will continue to serve as Senior Vice President of Finance at Antero Midstream Corporation and as Senior Vice President of Finance at Antero Resources Corporation. Also, on April 30, 2021, Mr. Kennedy will be appointed to the Board to fill the vacancy that will be created upon Mr. Warren’s retirement, and Mr. Kennedy will stand for election at the Annual Meeting.

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Safety and Environmental Highlights(1)

We continue to be an industry leader with one of the lowest rates for both lost time injuries and Occupational Health and Safety Administration recordable injuries. For 2020, we and our contractors experienced no lost time incidents.

In 2020, we demonstrated peer-leading performance in our GHG intensity and methane leak loss rate, and we continue to have one of the lowest GHG intensities and methane leak loss rates in the industry.

We are an active member of the U.S. EPA Natural Gas STAR program, ONE Future, The Environmental Partnership, and the Colorado State University’s Methane Emissions Technology Evaluation Center. Our participation in these organizations and programs provides us with additional information and resources as we continue our efforts to reduce GHG emissions. As a result of our fresh water pipeline infrastructure, Antero Midstream eliminated 471,000 water truck trips in 2020, leading to reduced GHG emissions. Antero Resources and Antero Midstream recycled and reused 83% of flow-back and produced water in 2020 and decreased fresh water usage by 73% in 2020, compared to 55% in 2019.

(1)	Data retrieved from 2019 sustainability reports or calculated from 2019 sustainability and public disclosures. Antero Resources’ and Antero Midstream’s intensity is based on the total GHG emissions reported to the EPA under Subpart W of the Greenhouse Gas Reporting Rule Program. Antero Resources’ and Antero Midstream’s leak loss rate performance is derived from average data derived from OneFuture. GHG intensity includes companies’ midstream and/or downstream operations.

2021 Annual Meeting of Stockholders

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Antero Midstream Corporation (“Antero Midstream” or the “Company”) for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held online on Wednesday, June 16, 2021, at 8:00 A.M. Mountain Time. The record date for the Annual Meeting is April 20, 2021.

Online Meeting

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. We are conducting the Annual Meeting virtually because we believe a virtual format facilitates stockholder attendance and participation. This format empowers stockholders around the world to participate at no cost. We have designed the virtual format to enhance stockholder access and participation and to protect stockholder rights. For example:

•	We Encourage Questions. Stockholders have multiple opportunities to submit questions for the meeting. Stockholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate stockholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.anteromidstream.com/investors as soon as practical.
•	We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, following completion of the Annual Meeting, a webcast replay, final report of the inspector of election, and answers to all appropriate questions asked by stockholders in connection with the Annual Meeting will be posted to our Investor Relations website at www.anteromidstream.com/investors.
•	We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all stockholders attending the meeting.

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Meeting Admission

You are entitled to attend and participate in the virtual Annual Meeting only if you were a stockholder as of the close of business on April 20, 2021 or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder, you may still view the meeting after the recording has been posted on our Investor Relations website.

Attending Online. If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/AM2021.

To attend online and participate in the Annual Meeting, stockholders of record must use their control number on their Notice of Internet Availability (the “Notice”) or proxy card to log into www.virtualshareholdermeeting.com/AM2021. For beneficial stockholders who do not have a control number, instructions to gain access to the meeting may be provided on the voting instruction card provided by their broker, bank, or other nominee.

Stockholders of record—those holding shares directly with American Stock Transfer and Trust Company LLC—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 7:45 A.M. Mountain Time. We will have technicians ready to assist if you have difficulties accessing the virtual meeting during the check-in time or during the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, please call: if in the United States, toll-free at (844) 986-0822; or if international, (303) 562-9302.

Asking Questions. Stockholders who wish to submit a question in advance may do so on our Annual Meeting website, www.virtualshareholdermeeting. com/AM2021, which will be open 15 minutes prior to the start time of the Annual Meeting. Stockholders also may submit questions live during the meeting. We plan to reserve up to 20 minutes for appropriate stockholder questions to be read and answered by Company personnel during the meeting. Stockholders can also access copies of this Proxy Statement and annual report at our Annual Meeting website. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting.

Voting Before or During the Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting. com/AM2021 to vote during the meeting.

If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice. Please have the Notice handy when you log on to the website. Internet voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 15, 2021.
•	By Telephone. Request the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. Please have the Notice handy when you call. Telephone voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 15, 2021.
•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

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•	In Person Online. If you are a registered stockholder and you attend the Annual Meeting online, you can vote via the Internet during the meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/AM2021 to vote during the meeting.

If you are a beneficial stockholder (meaning your shares are held in “street name” by a broker or bank as of the record date), you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 477,357,880 shares of common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of our 5.5% Series A Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”) are not entitled to vote such shares at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to our Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

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ITEM ONE: ELECTION OF DIRECTORS

The Board is divided into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. As previously disclosed, Glen C. Warren, Jr. will retire from the Board effective April 30, 2021. Michael N. Kennedy has been designated to fill the resulting vacancy and will stand for election at the Annual Meeting as Antero Resources’ designee pursuant to the Stockholders’ Agreement. Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class II directors of Antero Midstream with terms to expire at the 2024 Annual Meeting of Stockholders, barring an earlier resignation or removal:

•	Michael N. Kennedy
•	Brooks J. Klimley
•	John C. Mollenkopf

Biographical information for the nominees is contained in “Directors” and “Executive Officers” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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DIRECTORS

We were originally formed in 2013 as Antero Resources Midstream Management LLC to become the general partner of Antero Midstream Partners LP. In 2017, Antero Resources Midstream Management LLC converted from a limited liability company to a limited partnership under the laws of the State of Delaware, and changed its name to Antero Midstream GP LP in connection with its initial public offering. In March 2019, Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to Antero Midstream Corporation. Other than Mr. Keyte and Ms. McArdle, who were appointed to the Board in April 2019 and March 2020, respectively, each of our existing directors was appointed to the Board in connection with the closing of the simplification transactions (the “Simplification Transactions”) in March 2019.

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero Midstream director and director nominee.

Each of the Class II directors is up for reelection at the Annual Meeting, except for Glen C. Warren, Jr., who will retire from the Board, and as an officer, of Antero Midstream effective April 30, 2021. Also on April 30, 2021, Mr. Kennedy will be appointed to the Board to fill the vacancy that will be created upon Mr. Warren’s retirement, and Mr. Kennedy will stand for election at the Annual Meeting.

Class I Directors

Peter A. Dea Age: 67 Director Since: 2019 Committee Memberships: Conflicts Committee

Key Skills, Attributes and Qualifications:

•	Co-Founder and Executive Chairman of Confluence Resources LP, since the company’s inception in September 2016
•	Co-Founder, President and CEO of Cirque Resources LP since its inception in May 2007
•	President, CEO and Director of Western Gas Resources, Inc. from 2001 through their merger with Anadarko Petroleum Corporation in 2006
•	CEO and Chairman of the Board of Barrett Resources Corporation from 1999 and 2000, respectively, until its sale in 2001 to Williams Companies
•	Served as a director of the general partner of Antero Midstream GP LP from April 2018 through the closing of the Simplification Transactions

Has more than 35 years of oil and gas exploration and production experience and involvement in national and state energy policies

Other Public Company Boards:

•	Ovintiv Corporation; Liberty Oilfield Services

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W. Howard Keenan, Jr. Age: 70 Director Since: 2019 Committee Memberships: Compensation Committee

Key Skills, Attributes and Qualifications:

•	Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry
•	From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991
•	Serves on the boards of directors of multiple Yorktown Partners portfolio companies
•	Serves on the Board of Directors of Antero Resources
•	Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 and as a director of the general partner of Antero Midstream Partners LP beginning in February 2014, in each case, through the closing of the Simplification Transactions

Has over 40 years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Solaris Oilfield Infrastructure, Inc.; Brigham Minerals, Inc.; Antero Resources; Ramaco Resources, Inc. (until June 2019); Concho Resources (until 2013); Geomet Inc. (until 2012)

Janine J. McArdle Age: 60 Director Since: 2020 Committee Memberships: Compensation Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Founder and Chief Executive Officer of Apex Strategies, LLC, a global consultancy company providing advisory services to midstream and downstream energy companies, since 2016
•	Executive of Apache Corporation from 2002 to 2015 serving most recently as Senior Vice President – Gas Monetization
•	Served as President and Managing Director for Aquila Europe Ltd. from 2001 to 2002 and served in various executive and trading roles prior thereto

Has over 30 years of experience as an executive in the oil and gas industry with extensive background in engineering, marketing, business development, finance and risk management.

Other Public Company Boards:

•	Santos Ltd; Halcon Resources Corporation (until 2019)

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Class II Directors

Glen C. Warren, Jr. Age: 65 Director Since: 2019 President and Secretary Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Until his retirement from Antero Midstream and Antero Resouces on April 30, 2021, served as President and Secretary since the closing of the Simplification Transactions, prior to which Mr. Warren served as (i) President and Secretary of the general partner of Antero Midstream GP LP beginning in January 2017 and as a director beginning in April 2017 and (ii) President and Secretary and as a director of the general partner of Antero Midstream Partners LP beginning in January 2016, prior to which he served as President, Chief Financial Officer and Secretary and as a director beginning in February 2014
•	Served as President, Chief Financial Officer and Secretary and as a director of Antero Resources Corporation’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Co-founder, President, Chief Financial Officer and Secretary and a member of the Board of Directors of Antero Resources
•	Served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Spent ten years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc., and Kidder, Peabody & Co.
•	Began his career as a landman in the Gulf Coast region with Amoco Corporation, where he spent six years

Has significant experience as a chief financial officer of oil and gas companies, together with experience as an investment banker and broad industry knowledge.

Other Public Company Boards:

•	Antero Resources

Michael N. Kennedy Age: 46 Director Since: 2021 Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Served as Antero Midstream’s Chief Financial Officer since the closing of the Simplification Transactions in March 2019 until April 30, 2021, in connection with Mr. Warren’s retirement
•	Served as Antero Resources’ Senior Vice President of Finance since the closing of the Simplification Transactions, and will serve as Antero Resources’ Chief Financial Officer beginning on April 30, 2021 following Mr. Warren’s retirement
•	Prior to the Simplification Transactions, served as Antero Midstream’s Chief Financial Officer and Antero Resources’ Senior Vice President of Finance beginning in January 2016, prior to which he served as Vice President of Finance beginning in August 2013
•	Served as Executive Vice President and Chief Financial Officer of Forest Oil Corporation from 2009 to 2013 and served in various financial positions prior thereto
•	Served as an auditor with Arthur Andersen, focusing on the Natural Resources industry

Has significant experience as Chief Financial Officer of Antero Midstream, together with his broad knowledge and experience in the industry.

Other Public Company Boards:

•	N/A

- 2021 Proxy Statement 14

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Brooks J. Klimley

Age: 64

Director Since: 2019

Committee Memberships: Nominating & Governance Committee (chair), Environment, Sustainability and Social Governance (ESG) Committee (chair), Audit Committee

Key Skills, Attributes and Qualifications:

•	President of Brooks J. Klimley & Associates, an energy advisory services firm focused on corporate strategy, governance and finance for public and private energy, power and infrastructure companies
•	Adjunct Professor of Finance and Economics at Columbia University’s School of International and Public Affairs teaching “Energy and Power Financing Markets: The Quest for Sustainable Development”
•	From 2013 to 2019, served as Managing Director and Head of Energy & Natural Resources at The Silverfern Group
•	Over 30 years of experience leading investment banking and private equity practices focused on the energy and natural resources sectors
•	Served as a director of the general partner of Antero Midstream GP LP beginning in 2017, and as a director of the general partner of Antero Midstream Partners LP from March 2015 to 2017, in each case, through the closing of the Simplification Transactions

Has significant experience in the public and private upstream and midstream oil and gas industry.

Other Public Company Boards:

•	N/A

John C. Mollenkopf Age: 59 Director Since: 2019 Committee Memberships: Audit Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Prior to his retirement in 2016, served as Executive Vice President and Chief Operating Officer for MarkWest operations of MPLX GP LLC
•	In 2002, was one of five founders of MarkWest Energy Partners, L.P., and until 2015, served as Executive Vice President and Chief Operating Officer
•	From 1996 to 2002, worked in various senior management roles for MarkWest Hydrocarbon, Inc.
•	From 1982 to 1996, worked for ARCO Oil and Gas Company in various roles in engineering and operations
•	Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 through the closing of the Simplification Transactions

Has significant experience in executive management, business development, marketing, engineering and operations in the oil and gas industry.

Other Public Company Boards:

•	N/A

- 2021 Proxy Statement 15

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Class III Directors

Paul M. Rady Age: 67 Director Since: 2019 Chief Executive Officer and Chairman Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Served as Chief Executive Officer and Chairman of Antero Midstream since the closing of the Simplification Transactions, prior to which Mr. Rady served as (i) Chief Executive Officer of the general partner of Antero Midstream GP LP beginning in January 2017; (ii) as Chairman of the board of directors of such entity beginning in April 2017; and (iii) as Chief Executive Officer and Chairman of the board of directors of the general partner of Antero Midstream Partners LP beginning in February 2014
•	Co-founder, Chief Executive Officer and Chairman of the Board of Directors of Antero Resources Corporation
•	Will also serve as President of Antero Resources Corporation and Antero Midstream Corporation beginning on April 30, 2021 following Mr. Warren’s retirement
•	Served as Chief Executive Officer and Chairman of Antero Resources Corporation’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Worked with Barrett Resources Corporation from 1990 until 1998, moving from Chief Geologist; to Exploration Manager; EVP Exploration; President, COO and Director; and ultimately CEO
•	Began his career with Amoco Corporation, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•	Antero Resources

David H. Keyte (Lead Director) Age: 65 Director Since: 2019 Committee Memberships: Compensation Committee (chair), Conflicts Committee (chair), Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Co-founder, Chairman and Chief Executive Officer of Caerus Oil and Gas LLC since 2009
•	Former executive of Forest Oil Corporation

Has significant experience in executive management and finance in the oil and gas industry.

Other Public Company Boards:

•	Regal Entertainment Group (until 2018)

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Rose M. Robeson Age: 60 Director Since: 2019 Committee Memberships: Audit Committee (chair), Nominating & Governance Committee, Conflicts Committee

Key Skills, Attributes and Qualifications:

•	From 2012 to 2014, served as Senior Vice President & Chief Financial Officer of DCP Midstream GP, LLC
•	Previously served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from 2002 to 2012
•	Served as a director of the general partner of Antero Midstream GP LP beginning in 2017 through the closing of the Simplification Transactions

Has more than 30 years of experience in the oil and gas industry, including exploration and production, midstream and marketing. Has significant financial management, risk management and accounting oversight experience.

Other Public Company Boards:

•	SM Energy Company; Newpark Resources Inc.; The Williams Companies; Tesco Corporation (until 2017); American Midstream Partners LP (until 2016)

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EXECUTIVE OFFICERS

The table below sets forth the name, age and principal position of each of our executive officers as of December 31, 2020. Effective April 30, 2021, Glen C. Warren, Jr. will retire as President, Chief Financial Officer and Secretary of Antero Resources and President and Secretary of Antero Midstream. Mr. Warren will also step down from the board of directors of both companies as of the same date. Effective upon Mr. Warren’s retirement, (i) Paul M. Rady, currently Chairman and Chief Executive Officer of Antero Resources and Antero Midstream, will also be named President of Antero Resources and Antero Midstream, (ii) Michael N. Kennedy, currently Senior Vice President of Finance at Antero Resources and Antero Midstream and Chief Financial Officer of Antero Midstream, will be named Chief Financial Officer of Antero Resources, will cease to be the Chief Financial Officer of Antero Midstream and will continue to serve as Senior Vice President of Finance of Antero Midstream and Senior Vice President of Finance of Antero Resources and (iii) Brendan E. Krueger, currently Vice President of Finance and Treasurer of Antero Resources and Antero Midstream, will be named Chief Financial Officer of Antero Midstream and will continue to serve as Treasurer and Vice President of Antero Resources and Antero Midstream. Also effective upon Mr. Warren’s retirement, Mr. Kennedy will be appointed to the Board and will stand for election at the Annual Meeting.

Name	Age	Principal Position
Paul M. Rady	67	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	65	Director, President and Secretary
Alvyn A. Schopp	62	Chief Administrative Officer and Regional Senior Vice President
Michael N. Kennedy	46	Chief Financial Officer and Senior Vice President—Finance
W. Patrick Ash	42	Senior Vice President—Reserves, Planning and Midstream

Biographical information for Messrs. Rady, Warren and Kennedy is set forth under “Directors” above. References to a position held by one of the below officers at“Antero” means that the person held such position at Antero Resources Corporation, Antero Midstream,the general partner of Antero Midstream GP LP, and the general partner at Antero Midstream Partners LP, as applicable.

Alvyn A. Schopp has served as Antero’s Chief Administrative Officer and Regional Senior Vice President since January 2020, prior to which he served as Antero’s Chief Administrative Officer, Regional Senior Vice President and Treasurer beginning in February 2014. Mr. Schopp has also served as Antero’s Vice President of Accounting and Administration and Treasurer from January 2005 to September 2013, as Antero’s Controller and Treasurer from 2003 to 2005 and as Vice President of Accounting and Administration and Treasurer of Antero’s predecessor company from January 2005 until its sale to XTO Energy, Inc. in April 2005. From 1993 to 2000, Mr. Schopp was CFO, Director and ultimately CEO of T-Netix, Inc. From 1980 to 1993 Mr. Schopp was with KPMG. As a Senior Manager with KPMG, he maintained an extensive energy and mining practice. Mr. Schopp holds a B.B.A. from Drake University.

W. Patrick Ash has served as Antero’s Senior Vice President – Reserves, Planning & Midstream, since June 2019, prior to which he served as Vice President of Reservoir Engineering and Planning beginning in December 2017. Prior to joining us, Mr. Ash was at Ultra Petroleum Corp. (“Ultra”) for six years in management positions of increasing responsibility, most recently serving as Vice President, Development, including during and after Ultra’s bankrtupcy proceedings in 2016, from which it emerged in 2017. In this position he led the reservoir engineering, geoscience, and corporate engineering groups. From 2001 to 2011, Mr. Ash served in engineering roles at Devon Energy Corporation, NFR Energy LLC and Encana Corporation. Mr. Ash holds a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A. from Washington University in St. Louis.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Antero Midstream’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to stockholders. Antero Midstream’s Corporate Governance Guidelines include provisions concerning the following:

•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of the Chairman of the Board and the Lead Director;
•	meetings of the Board and meetings of independent directors;
•	interaction of the Board with external constituencies;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	stockholder communications with directors;
•	committee functions, committee charters, and independence of committee members;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero Midstream’s website at www.anteromidstream.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero Midstream, including the nature and extent of any business relationships, as well as any significant charitable contributions Antero Midstream makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with Antero Midstream and are independent as defined by NYSE listing standards: Messrs. Dea, Keenan, Keyte, Klimley and Mollenkopf and Mmes. Robeson and McArdle. Neither Mr. Rady, Antero Midstream’s Chief Executive Officer, nor Mr. Warren, Antero Midstream’s President and Secretary, is considered by the Board to be an independent director.

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Board Leadership Structure

Antero Midstream does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique knowledge of the challenges and opportunities Antero Midstream faces. Accordingly, the Board believes it is in the best position to evaluate Antero Midstream’s needs and to determine how best to organize Antero Midstream’s leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he brings both as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and Chief Executive Officer at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero Midstream’s success or failure. Moreover, because seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero Midstream.

The Nominating & Governance Committee reviews this leadership structure every year. Subject to the terms of the Stockholders’ Agreement, the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among Antero Midstream’s directors, the non-management directors meet regularly in executive sessions.

The Corporate Governance Guidelines permit the Board, on the recommendation of the Nominating & Governance Committee, to choose a Lead Director to preside at these executive sessions. As the Lead Director, Mr. Keyte provides, in conjunction with the Chairman, leadership and guidance to the Board. He also chairs executive sessions of the non-management directors and establishes the agenda for these meetings.

How Director Nominees are Selected

Renominating incumbent directors

Subject to the terms of the Stockholders’ Agreement, before recommending to the Board that an existing director be nominated for reelection at the annual meeting of stockholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero Midstream’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

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Appointing new directors and filling vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers diversity along with other factors when reviewing director candidates.

As of the date hereof, the Board (which includes Mr. Warren but not Mr. Kennedy) embodied a diverse set of experiences, qualifications, attributes, and skills, as shown below:

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero Midstream’s stockholders in the same manner as recommendations received from any other source.

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

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Board’s Role in Risk Oversight

In the normal course of its business, Antero Midstream is exposed to a variety of risks, including market risks relating to Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, Antero Midstream’s ability to execute its business strategy, competition, governmental regulations, interest rate risks, and credit and investment risk. At least annually, our Board receives updates from management regarding information security, cyber security and data security risks in connection with Antero Midstream’s Enterprise Risk Management program. The Board and each of its committees has distinct responsibilities for monitoring those risks, as shown below.

The Board of Directors
The Board oversees Antero Midstream’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero Midstream’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of Antero Midstream’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance matters.

Nominating & Governance
Committee

The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing Antero Midstream’s compensation policies and practices.

Environment, Sustainability and Social Governance (ESG) Committee

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on, and oversees Antero Midstream’s risk management policies related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero Midstream and Antero Resources.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of its standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees. The Board and committee evaluations occasionally lead to changes in practices or procedures.

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Meetings

The Board held seven meetings in 2020. The then-serving outside directors held four executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective period he or she served.

Pursuant to Antero Midstream’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meetings of Stockholders. All of the then-serving members of the Board attended the 2020 Annual Meeting.

Interested Party Communications

General Communications

Stockholders and other interested parties may communicate with us by writing to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Stockholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Stockholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero Midstream’s Chief Administrative Officer will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer of Antero Midstream, the Chief Administrative Officer also may forward the communication to the executive officer or the chair of the applicable committee.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero Midstream may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. Antero Midstream’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero Midstream’s policies or our Corporate Code of Business Conduct and Ethics.

Insider Trading Policy

Antero Midstream’s Insider Trading Policy, which applies to Antero Midstream’s employees, officers, and directors, prohibits hedging of Antero Midstream securities and engaging in any other transactions involving Antero Midstream-based derivative securities, regardless of whether the covered person is in possession of material, non-public information, except with regard to the vesting of securities acquired pursuant to Antero Midstream’s incentive, retirement, stock purchase, or dividend reinvestment plans, or other transactions involving purchases and sales of company securities between a covered person and Antero Midstream. Antero Midstream’s Insider Trading Policy also prohibits purchasing Antero Midstream common stock, par value $0.01 per share (“Antero Midstream Common Stock”), on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero Midstream securities.

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Available Governance Materials

The following materials are available on Antero Midstream’s website at www.anteromidstream.com under “Investors” and then “Governance—Governance Documents.”

•	Certificate of Incorporation of Antero Midstream
•	Bylaws of Antero Midstream
•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Charter of the Environment, Sustainability and Social Governance (ESG) Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines;
•	Human, Labor and Indigenous Rights Policy;
•	Diversity and Inclusion Policy;
•	Supplier Code of Conduct; and
•	Whistleblower Policy.

Stockholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero Midstream’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of Antero Midstream’s website.

BOARD COMMITTEES

General

The Board had five standing committees in 2020: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Conflicts Committee and the Environment, Sustainability and Social Governance (ESG) Committee. The charters of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Environment, Sustainability and Social Governance (ESG) Committee are available on Antero Midstream’s website at www.anteromidstream. com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. There were no ad hoc committees in 2020.

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Audit Committee

Current Members: Rose M. Robeson (chair), Brooks J. Klimley, John C. Mollenkopf

Number of meetings in 2020: 5

The Audit Committee oversees, reviews, acts on, and reports to the Board on various auditing and accounting matters, including:

•	the selection of Antero Midstream’s independent accountants,
•	the scope of annual audits,
•	fees to be paid to the independent accountants,
•	the performance of Antero Midstream’s independent accountants, and
•	Antero Midstream’s accounting practices.

In addition, the Audit Committee oversees Antero Midstream’s compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters.

Rules implemented by the NYSE and the Securities and Exchange Commission (“SEC”) require Antero Midstream to have an audit committee composed of at least three directors who meet particular independence and experience standards. The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members. In addition, due to Ms. Robeson’s substantial financial experience (based on her extensive background in accounting and auditing matters as the former Chief Financial Officer of the general partner of DCP Midstream), the Board believes Ms. Robeson is an “audit committee financial expert” as defined in SEC rules.

Compensation Committee

Current Members*: David H. Keyte (chair), W. Howard Keenan, Jr., Janine J. McArdle

Number of meetings in 2020**: 12

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero Midstream’s incentive compensation and benefit plans, and reviews and recommends to the Board for approval the compensation of our non-employee directors.

Rules implemented by the NYSE require Antero Midstream to have a compensation committee composed of members who satisfy NYSE independence standards. All members of the Compensation Committee meet the NYSE’s independence standards, including the heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero Midstream executive officer serves on the board of directors of a company that has an executive officer who serves on the Board.

*	John C. Mollenkopf served on the Compensation Committee until he was replaced by Ms. McArdle on April 8, 2020.
**	Includes joint meetings with the compensation committee of Antero Resources Corporation.

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Nominating & Governance Committee

Current Members*: Brooks J. Klimley (chair), David H. Keyte, Rose M. Robeson

Number of meetings in 2020**: 6

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero Midstream’s internal corporate governance processes, and directs all matters relating to the succession of Antero Midstream’s Chief Executive Officer.

Rules implemented by the NYSE require Antero Midstream to have a nominating & governance committee composed entirely of independent directors. All members of the Nominating & Governance Committee meet the NYSE’s independence standards.

*	John C. Mollenkopf served on the Nominating & Governance Committee through April 8, 2020.
**	Includes joint meetings with the Nominating & Governance Committee of Antero Resources Corporation.

Conflicts Committee

Current Members*: David H. Keyte (chair), Peter A. Dea, Rose M. Robeson

Number of meetings in 2020: 1

The Conflicts Committee assists the Board in investigating, reviewing and evaluating certain potential conflicts of interest, including those between Antero Midstream and Antero Resources, and carries out any other duties delegated by the Board that relate to potential conflict matters.

*	Brooks J. Klimley served on the Conflicts Committee through April 8, 2020.

Environment, Sustainability and Social Governance (ESG) Committee

Current Members: Brooks J. Klimley (chair), Janine J. McArdle, John C. Mollenkopf

Number of meetings in 2020*: 3

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on, and oversees Antero Midstream’s risk management policies related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns, and advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders.

During 2020, the Environment, Sustainability and Social Governance (ESG) Committee reviewed the Company’s ESG practices and procedures. Following such review, the Company published its 2020 Corporate Sustainability Report, which is available at www.anteromidstream.com/community-sustainability, and the Company adopted a Diversity and Inclusion Policy, a Supplier Code of Business Conduct and Ethics and a Human, Labor and Indigenous Rights Policy, all of which are available at https://www.anteromidstream. com/investors/corporate-governance/governance-documents. The Environment, Sustainability and Social Governance (ESG) Committee will continue to advise the Board on ESG matters.

*	The Board established the Environment, Sustainability and Social Governance (ESG) Committee as a standing committee of the Board in April 2020.

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COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation on a periodic basis and recommends it to the Board for approval.

Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received from Antero Midstream as employees is disclosed in the Summary Compensation Table.

Annual Cash Retainers

The non-employee directors received the following cash compensation for their services during the 2020 fiscal year, prorated for a partial year of service:

Recipient	Amount
Non-employee director	$90,000
Lead Director	$25,000
Audit Committee:
Chairperson	$20,000
Other members	$7,500
Compensation Committee:
Chairperson	$15,000
Other members	$5,000
Nominating & Governance Committee:
Chairperson	$15,000
Other members	$5,000
Conflicts Committee:
Chairperson	$5,000
Other members	$5,000
Environment, Sustainability & Social Governance (ESG) Committee:
Chairperson	$15,000
Other members	$5,000

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock. For 2020, the directors who are members of committees of the Board were eligible to receive meeting fees of $1,500 for each committee meeting attended in excess of ten meetings for such committee per calendar year (up to a maximum of $22,500 per committee). Directors are also reimbursed for reasonable expenses incurred (i) to attend meetings and activities of the Board or its committees, and (ii) to facilitate participation in general education and orientation programs for directors.

Effective April 15, 2021, members of all committees of the Board other than the Audit Committee will be paid a cash retainer of $7,500 per year (previously $5,000), members of the Audit Committee will be paid an annual retainer of $15,000 per year (previously $7,500) and the chairperson of the Audit Committee will be paid an annual retainer of $24,000 (previously $20,000). These modifications were made to ensure that our director compensation is competitive with that paid by our peers so that we can attract and retain qualified individuals to serve on our Board.

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Equity-Based Compensation and Stock Ownership Guidelines

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $130,000, subject to the terms and conditions of the Antero Midstream Corporation Long Term Incentive Plan (“AM LTIP”) and the award agreements pursuant to which such awards are granted. These awards are granted in arrears on a quarterly basis such that each grant has a grant date fair value of approximately $32,500. In light of market conditions, the Board delayed the grant of the first quarter installment until July 10, 2020, such that on July 10, 2020, our non-employee directors received a fully-vested stock award with a grant date fair value of approximately $65,000.

Under our stock ownership guidelines, each of our non-employee directors, other than Mr. Keenan, is required to own shares of our common stock with a fair market value equal to at least five times the amount of their annual cash retainer within five years of being appointed to the Board or five years from the adoption of the policy, whichever is later. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. The guidelines were adopted less than five years from the measurement date in 2020. As a result,each of our non-employee directors still has additional time remaining to achieve compliance with the stock ownership guidelines.

Total Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2020.

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Peter A. Dea	93,750	129,997	223,747
W. Howard Keenan, Jr.	95,000	129,997	224,997
David H. Keyte	140,000	129,997	269,997
Brooks J. Klimley	120,000	129,997	249,997
John C. Mollenkopf	107,500	129,997	237,497
Janine J. McArdle	97,500	67,165	164,665
Rose M. Robeson	120,000	129,997	249,997
(1)	Includes annual cash retainer, committee fees, committee chair fees and meeting fees earned by each non-employee director during fiscal 2020, as more fully explained above.
(2)	Amounts in this column reflect the aggregate grant date fair value of shares granted under the AM LTIP to each non-employee director during fiscal year 2020, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020, for additional detail regarding assumptions underlying the value of these equity awards.

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ITEM TWO:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2021. KPMG LLP has audited Antero Midstream’s and its predecessor’s financial statements since 2016 as well as the financial statements of Antero Midstream Partners LP since 2013. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero Midstream. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero Midstream. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero Midstream’s annual consolidated financial statements for the year ended December 31, 2020, on February 17, 2021.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for stockholders to communicate their views about an important aspect of corporate governance. If our stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero Midstream’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero Midstream’s independent registered public accounting firm. Stockholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero Midstream’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO MIDSTREAM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include: (i) overseeing the accounting and financial reporting process of Antero Midstream and audits of Antero Midstream’s financial statements (ii) the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero Midstream; (iii) pre-approving audit or non-audit services proposed to be rendered by Antero Midstream’s independent registered public accounting firm; (iv) annually reviewing the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero Midstream; (v) reviewing with management and the independent registered public accounting firm Antero Midstream’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (vi) approving or ratifying certain related party transactions as set forth in Antero Midstream’s Related Persons Transactions Policy; (vii) reviewing with management Antero Midstream’s major financial risk exposures; (viii) assisting the Board in monitoring compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters; (ix) preparing the report of the Audit Committee for inclusion in Antero Midstream’s proxy statement; and (x) annually reviewing and reassessing its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero Midstream’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero Midstream’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero Midstream’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero Midstream is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero Midstream’s audited financial statements for the year ended December 31, 2020, be included in the Form 10-K, which was filed with the SEC on February 17, 2021.

Members of the Audit Committee*:

Rose M. Robeson (Chairman)
Brooks J. Klimley
John C. Mollenkopf

*	Includes all members of the Audit Committee as of the time the Audit Committee Report was approved for inclusion in this Proxy Statement.

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero Midstream (in thousands):

	For the Years Ended
	December 31,
	2019	2020
Audit Fees(1)
Audit and Quarterly Reviews	$855	$724
Other Filings	—	—
SUBTOTAL	855	724
Audit-Related Fees(2)	575	200
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,430	$924
(1)	Includes (a) the audit of Antero Midstream’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero Midstream’s quarterly financial statements included in Quarterly Reports on Form 10-Q, and (b) the audit of the financial statements of Antero Midstream Partners LP.
(2)	Represents fees related to review of Antero Midstream’s other filings, including filings related to the Simplification Transactions, with the SEC, including review and preparation of registration statements, comfort letters and consents.

The charter of the Audit Committee and its pre-approval policy require the Audit Committee to review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2020, the Audit Committee approved all of the services described above.

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ITEM THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our stockholders. Our compensation program for 2020 was designed to be competitive with market practices and to align the interests of our Named Executive Officers with those of Antero Midstream and its stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2020. The Compensation Committee and the Board believe that our compensation practices for 2020 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our stockholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our Named Executive Officers for 2020. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2020 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Antero Midstream Corporation approve, on an advisory basis, the compensation of its named executive officers during 2020 as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2020 say-on-pay advisory vote;
•	Our 2020 executive compensation program and the compensation awarded under that program;
•	Material actions taken with respect to our 2021 executive compensation program; and
•	Pertinent executive compensation policies.

2020 Named Executive Officers

The table below sets forth the name and principal position of each of our 2020 Named Executive Officers. Effective April 30, 2021, Glen C. Warren, Jr. will retire as President, Chief Financial Officer and Secretary of Antero Resources and President and Secretary of Antero Midstream. Mr. Warren will also step down from the boards of both companies as of the same date. Effective upon Mr. Warren’s retirement, (i) Paul M. Rady, currently Chairman and Chief Executive Officer of Antero Resources and Antero Midstream, will also be named President of Antero Resources and Antero Midstream, (ii) Michael N. Kennedy, currently Senior Vice President of Finance at Antero Resources and Antero Midstream and Chief Financial Officer of Antero Midstream, will be named Chief Financial Officer of Antero Resources, will cease to be the Chief Financial Officer of Antero Midstream and will continue to serve as Senior Vice President of Finance of Antero Midstream and Senior Vice President of Finance of Antero Resources and (iii) Brendan E. Krueger, currently Vice President of Finance and Treasurer of Antero Resources and Antero Midstream, will be named Chief Financial Officer of Antero Midstream and will continue to serve as Treasurer and Vice President of Antero Resources and Antero Midstream. Also effective upon Mr. Warren’s retirement, Mr. Kennedy will be appointed to the Board and will stand for election at the Annual Meeting.

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President and Secretary
Alvyn A. Schopp	Chief Administrative Officer and Regional Senior Vice President
Michael N. Kennedy	Chief Financial Officer and Senior Vice President—Finance
W. Patrick Ash	Senior Vice President—Reserves, Planning and Midstream

2020 Say-on-Pay Advisory Vote

At the Company’s 2020 annual meeting, our stockholders were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by approximately 97% of the shares of common stock counted as present and entitled to vote at such meeting. The Compensation Committee considered the results of the “Say-on-Pay” vote when evaluating the compensation of the Named Executive Officers in 2020. We have continued, and plan to continue, seeking to engage in stockholder outreach regarding executive compensation programs.

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Compensation Philosophy and Objectives of Our Compensation Program

We seek to attract, retain, and motivate exceptional executive talent by providing our executives with a competitive mix of fixed, time-based and performance-based compensation. Our performance-based compensation program focuses on motivating returns and value creation per share, disciplined capital investment, efficient operations, and generation of distributable cash flow. We believe our compensation philosophy and practices for 2020 promote a strong alignment between Named Executive Officer pay and Company performance, while providing our Compensation Committee with the flexibility necessary to ensure that compensation was appropriate for this anomalous year.

Compensation Best Practices

Our Compensation Committee is committed to maintaining compensation best practices and employing methods that motivate our executives to create long-term value while minimizing risk to investors. The following table highlights the compensation best practices we followed during 2020 with respect to our Named Executive Officers:

What We Do
Target reasonable compensation levels relative to peers with a focus on performance-based and at-risk components
Enforce robust minimum stock ownership guidelines
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Engage an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No reduction of the exercise price of an outstanding stock option without stockholder approval outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers
No excessive perquisites

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all elements of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other Named Executive Officers, as well as the executive compensation program as a whole, including performance goals for the annual cash incentive program, if applicable, and long-term equity awards. In addition, the Compensation Committee

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is responsible for reviewing the performance of the Chief Executive Officer and the Company’s President and Secretary (“President”) within the framework of our executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the Chief Executive Officer and the President.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect Company performance, retain each executive or provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses

Our Named Executive Officers provide services to us and to Antero Resources. As a result, the Antero Resources Compensation Committee (the “AR Compensation Committee”) holds portions of its meetings jointly with the Compensation Committee. During these joint meetings in Spring 2020, the Compensation Committee and the AR Compensation Committee discussed and established each Named Executive Officer’s aggregate total compensation for services provided to both companies, including base salary, aggregate total target annual cash incentive value, and aggregate total target long-term incentive value. Performance metrics for each company’s annual cash incentive program, if applicable, and the terms and provisions of all long-term incentive awards granted by each company are established separately by each of the Compensation Committee and the AR Compensation Committee.

The percentage of all non-compensation general and administrative expenses we reimburse to Antero Resources is calculated quarterly based on gross property and equipment, capital expenditure and labor costs, the last of which is calculated based on an estimate of how much time our employees spend providing services to Antero Midstream, in the aggregate, during each quarter (the “Reimbursement Percentage”). Antero Resources pays all elements of cash compensation to, and provides all benefits for, our Named Executive Officers. The portion of each Named Executive Officer’s base salary that we reimbursed for 2020 was calculated using the average Reimbursement Percentage for each of the four quarters in 2020, which was 27.25% (the “2020 NEO AM Reimbursement Percentage”).

While our Compensation Committee remained in communication with the AR Compensation Committee regarding long-term incentive awards granted in 2020, each worked independently to determine the value appropriate for grant from each respective company. Our Compensation Committee and the AR Compensation Committee then met to make sure the individual long-term incentive awards combine to achieve an overall award level in line with each company’s compensation philosophy.

We also reimburse Antero Resources for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites Antero Resources provides to our Named Executive Officers that are attributable to services provided to us. This amount is calculated as the product of the total cost of such benefits and the 2020 NEO AM Reimbursement Percentage.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2020. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Resources in 2020, please see the Proxy Statement filed by Antero Resources on April 28, 2021.

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Role of Management

The Chief Executive Officer and the President typically provide recommendations to the Compensation Committee and the AR Compensation Committee regarding the compensation levels for the other Named Executive Officers and for our executive compensation program as a whole. In making their recommendations, the Chief Executive Officer and the President consider each Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent, and independent oil and gas company compensation surveys. The Compensation Committee, in joint discussion with the AR Compensation Committee, considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2020, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”). In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Compensation Committee determined that F.W. Cook was independent.

In 2020, F.W. Cook:

•	Collected and reviewed all relevant Company information, including our historical compensation data and our organizational structure;
•	With input from management, confirmed the peer group of companies to use for executive compensation comparisons;
•	Assessed our compensation program’s position relative to market for our Named Executive Officers and other vice presidents and relative to our stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

F.W. Cook’s reports were provided to the Compensation Committee and the AR Compensation Committee in 2020 and also used by Messrs. Rady and Warren in making their recommendations to the Compensation Committee and the AR Compensation Committee. In early 2021, the Compensation Committee engaged Longnecker & Associates (“Longnecker”) to replace F.W. Cook as its independent compensation consultant. Longnecker was involved in decisions related to the 2020 annual cash bonus as well as changes to the 2021 compensation programs.

Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren, the Compensation Committee and the AR Compensation Committee used market compensation data provided by F.W. Cook to assess the total compensation levels of our Named Executive Officers relative to market. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in the Peer Group (described below) and of E&P companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2020 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

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Peer Group

F.W. Cook recommended, and after evaluation and discussion the AR Compensation Committee approved, a peer group for use in determining compensation for 2020 of onshore publicly traded oil and gas companies that are reasonably similar to Antero Resources in terms of size and operations. Because aggregate total compensation for our Named Executive Officers is set jointly by both the Compensation Committee and the AR Compensation Committee, a single peer group is used for this joint analysis. Over two-thirds of the compensation our Named Executive Officers receives is for services provided to Antero Resources. As a result, a peer group composed of peer companies of Antero Resources, rather than a peer group composed of our peer companies, is used to establish total target compensation for our Named Executive Officers. The peer group was modified during 2020 to more closely reflect the Company’s current market capitalization. We refer to the following 17 companies as the “Peer Group”:

2019-2020 APPROVED PEER GROUP

Company	Ticker
Cabot Oil and Gas Corporation	COG
Chesapeake Energy Corporation	CHK
Cimarex Energy Co.	XEC
CNX Resources Corporation	CNX
Continental Resources Corporation	CLR
Devon Energy Corporation	DVN
EQT Corporation	EQT
Gulfport Energy Corporation	GPOR.Q
Noble Energy, Inc.	NBL
Oasis Petroleum, Inc.	OAS
Parsley Energy, Inc.	PE
QEP Resources, Inc.	QEP
Range Resources Corporation	RRC
SM Energy Company	SM
Southwestern Energy Company	SWN
Whiting Petroleum Corporation	WLL
WPX Energy, Inc.	WPX

In addition to referencing the Peer Group companies in structuring our 2020 compensation program, the Compensation Committee reviewed compensation paid by certain other midstream companies to confirm the reasonableness of our compensation program as compared to other companies in our sector, but did not benchmark compensation against this group of companies.

Positioning Versus Market

While we generally target the median of the Peer Group for each compensation element for our Named Executive Officers, in 2020, the Compensation Committee weighed this data less heavily, instead focusing on the most effective way to motivate our Named Executive Officers to successfully navigate the unique challenges posed by the COVID-19 pandemic and depressed oil and gas prices. This approach resulted in some compensation elements that were significantly above and some that were significantly below the median of our Peer Group in 2020. It has always been the case that compensation paid by other members of our Peer Group is only one of many factors considered by the Compensation Committee and the AR Compensation Committee when setting compensation levels for our Named Executive Officers.

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Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2020 included the key components described below.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Discretionary cash bonus	Cash	Discretion of Compensation Committee	Encourage short-term financial and operational performance
Long-term incentive awards	Restricted stock units	Two, three or four-year vesting	Provide an additional retention mechanism
	Cash retention awards	Two or three-year vesting	Provide an additional retention mechanism

With respect to the compensation attributable to services provided to us by our Named Executive Officers, the components of our Named Executive Officers’ compensation for 2020, calculated based on amounts reported for 2020 in the Summary Compensation Table below, were distributed as follows:

CEO Actual Compensation	Other NEOs Actual Compensation
(average)

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee, in discussion with the AR Compensation Committee, also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed those responsibilities;
•	the scope of, and level of expertise and experience required for the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee, in discussion with the AR Compensation Committee, considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not increased if the Compensation Committee, in discussion with the AR Compensation Committee, believes that

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(1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

As a result of external market factors, in February 2020, the Compensation Committee determined that no changes should be made to the Named Executive Officers’ base salaries for the 2020 fiscal year. Accordingly, each Named Executive Officer was paid the same base salary in 2020 as he was paid in 2019. Messrs. Rady and Warren have not received an increase in base salary since 2017.

The table below reflects the portion of the base salary for each Named Executive Officer allocated to the Company. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” above.

Allocated
Executive Officer	Base Salary
Paul M. Rady	$233,805
Glen C. Warren, Jr.	$175,763
Alvyn A. Schopp	$129,438
Michael N. Kennedy	$109,000
W. Patrick Ash	$99,463

Annual Cash Incentive Awards

Annual cash incentive awards paid based on pre-established metrics selected by the Compensation Committee and the AR Compensation Committee, which we also refer to as cash bonuses, have historically been a key component of each Named Executive Officer’s annual compensation package. However, in 2020 the Compensation Committee, in discussion with the AR Compensation Committee, determined that the global COVID-19 pandemic and the resulting economic downturn paired with a great deal of uncertainty in the oil and gas markets made the establishment of meaningful quantitative goals for a 2020 annual cash incentive program impossible. The Compensation Committee and the AR Compensation Committee felt it would best serve our stockholders if they retained maximum flexibility to appropriately shape this element of compensation for our Named Executive Officers for 2020 following completion of this unprecedented year and the opportunity to review the Company’s performance, our Named Executive Officers’ performance, the economic landscape in the oil and gas industry, and the state of the global economy.

The following were 2020 achievements by the Company and our Named Executive Officers particularly noted by the Compensation Committee during its subjective performance assessment following the end of the year:

•	Strong liquidity and leverage figures;
•	Best relative TSR in 2020 as compared to U.S. independent (non-major) oil and gas companies with a market capitalization over $500 million (excluding companies currently in bankruptcy); and
•	Strong safety and environmental performance.

While no target bonuses were established for our Named Executive Officers in 2020, the Compensation Committee and the AR Compensation Committee used each named Executive Officer’s 2019 target cash bonus as a point of reference, though they decided to increase the target bonus used for these purposes for Patrick Ash from 80% to 85%. The target incentive bonuses used to determine the 2020 cash bonuses for our Named Executive Officers were as follows:

Target
Bonus (as a %
Executive Officer	of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Michael N. Kennedy	85%
W. Patrick Ash	85%

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After considering the achievements noted above, our Compensation Committee and the AR Compensation Committee decided that each of the Named Executive Officers other than Mr. Warren should receive an annual cash bonus equal to 115% of their respective 2019 target bonus amounts. The Compensation Committee and the AR Compensation Committee determined that Mr. Warren should receive a slightly higher bonus, equal to 122% of his 2019 target bonus, in recognition of the significant role he played in the creation and execution of our financial plan for 2020. The 2020 annual cash bonus amounts reported below reflect the portion of the annual cash bonus for each Named Executive Officer allocated to the Company. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” above. The amounts below are reported in the “Bonus” column of the Summary Compensation Table.

	Percentage of
	2019 Target Bonus	Allocated 2020
	Paid for 2020	Annual Cash Bonus
Executive Officer	Performance	Payments
Paul M. Rady	115%	$322,651
Glen C. Warren, Jr.	122%	$215,112
Alvyn A. Schopp	115%	$126,525
Michael N. Kennedy	115%	$106,547
W. Patrick Ash	115%	$97,225

Long-Term Incentive Awards

January 2020 Retention Awards

In January 2020, our Compensation Committee approved non-recurring retention awards to Messrs. Schopp, Kennedy and Ash, in the form of restricted stock units and cash awards pursuant to the AM LTIP. These awards vest over the course of two years for Mr. Schopp and in equal installments over the course of three years for Messrs. Kennedy and Ash. The total value of the cash awards granted to Messrs. Schopp, Kennedy and Ash by us in 2020 was as follows: $1,333,333, $533,333 and $333,333, respectively. Details regarding the restricted stock units granted can be found in the table entitled “Grants of Plan-Based Awards for Fiscal Year 2020,” below. The Compensation Committee believes these awards are imperative to help us succeed in implementing our short- and long-term business plans in the current environment of lower commodity prices and challenging capital markets because they help us retain these key executives. The Compensation Committee determined that restricted stock units and cash awards would generally have the strongest retentive effect.

Messrs. Schopp, Kennedy and Ash are uniquely qualified to execute our goals due to their institutional knowledge, strategic insight and unique skill sets. We feel this retention program adds a level of assurance to achieve our corporate objectives and maintain continuity, which we deem critical at this time.

Mr. Schopp has been an integral member of our senior management team for over 17 years. We believe he is vital to our continued contract negotiations and regulatory and litigation management due to his experience and knowledge of ongoing matters and negotiations, the breadth of his industry contacts, and his past litigation success. The awards were designed to motivate Mr. Schopp to lead certain ongoing projects to a successful completion, as well as to prepare a succession team to seamlessly take over his work following his eventual retirement.

Mr. Kennedy is our Chief Financial Officer and a critical player in developing our financial plan and financial risk mitigation strategy for the next several years. Further, Mr. Kennedy continues to provide valuable tactical advice related to budget management, forecasting and finance.

The vast majority of our operations report to Mr. Ash, who is one of our chief architects of strategic and operational planning. He plays a critical role in developing our annual business outlook, upon which our financial and operational plans are built.

We strongly believe that our people are our greatest asset and that consistent leadership through challenging economic times is critical.

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July 2020 Long-Term Incentive Awards

In 2020, the Compensation Committee elected to grant solely restricted stock units (instead of a mix of restricted stock units and performance share units, as was the case in 2019) to Messrs. Rady and Warren pursuant to the AM LTIP. The Compensation Committee felt that establishing performance goals in the midst of such a tumultuous and uncertain time for the global economy, and the oil and gas sector in particular, would be highly speculative and would not provide the motivation desired as the goals would likely be inappropriate in retrospect. The Compensation Committee also felt that granting solely restricted stock units communicated the importance of retention to our key employees during unprecedented times and is in line with market for midstream companies. The restricted stock units granted to Messrs. Rady and Warren in 2020 vest ratably on the first four anniversaries of the date of grant, subject to continued service.

Historically, the Compensation Committee establishes the number of long-term incentive awards granted to our Named Executive Officers by setting a target value and granting a number of awards equal to that value. In 2020, the Compensation Committee considered the overall value of long-term incentive awards granted to our Named Executive Officers but took a slightly different approach when determining the number of awards granted during the annual grant process. At the time restricted stock units were granted to Messrs. Rady and Warren in July 2020, our stock price was depressed and there was a great deal of uncertainty about the market generally (because of the COVID-19 pandemic) and the oil and gas industry in particular (as a result of depressed oil and gas prices). In an effort to balance the twin goals of retaining our Named Executive Officers and maintaining a reasonable burn rate for the AM LTIP, the number of annual long-term incentive awards granted to our employee population in July 2020 was generally determined by establishing the desired duration of the AM LTIP, dividing the remaining pool of shares reserved for issuance thereunder by that figure, and then allocating approximately that number of restricted stock units (i.e., the number attributable to one year) among the recipients in proportions similar to those granted in 2019.

Due to market conditions in 2020 and to better align Messrs. Rady’s and Warren’s compensation packages with our stockholders’ investment experience, the total value of Messrs. Rady’s and Warren’s long-term incentive awards in 2020 was approximately 20% lower than the value of the long-term incentive awards granted to such Named Executive Officers in 2019.

The Compensation Committee did not grant annual long-term equity incentive awards to Messrs. Schopp, Kennedy and Ash in July 2020 because they received the non-recurring 2020 retention awards.

The number of restricted stock units granted to our Named Executive Officers in 2020 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2020” below.

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of Antero Resources’ employee health and welfare benefit arrangements on the same basis as other employees of Antero Resources (subject to applicable law). These arrangements include medical, dental, vision and disability insurance, as well as health savings accounts.

These benefits are provided to ensure that we and Antero Resources can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all Antero Resources employees.

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Retirement Benefits

Antero Resources maintains an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual Antero Resources employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits Antero Resources to make discretionary matching and non-elective contributions.

During 2020, Antero Resources matched 100% of the first 6% (reduced to 4% mid-year as a cost-saving measure) of eligible compensation that employees contributed to the plan. These matching contributions are immediately fully vested. As part of our general and administrative expense, we reimbursed Antero Resources for a portion of these matching contributions.

Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

2021 Compensation Decisions

Base Salaries

In March 2021, after comparing base salary levels to those of similarly situated executives in the Peer Group, reviewing the Company’s performance during 2020, and discussing the recommendations of Messrs. Rady and Warren and its independent compensation consultant for 2021, Longnecker, the Compensation Committee approved the following increases to base salary for the Named Executive Officers:

	2020 Allocated	2021 Allocated	Percentage
Executive Officer	Base Salary	Base Salary(1)	Increase
Paul M. Rady	$233,805	$269,775	15%
Glen C. Warren, Jr.	$175,763	$190,750	9%
Alvyn A. Schopp	$129,438	$136,250	5%
Michael N. Kennedy	$109,000	$122,625	13%
W. Patrick Ash	$99,463	$113,088	14%
(1)	Allocated base salary included here calculated based on the 2020 NEO AM Reimbursement Percentage. The actual percentage of base salary allocated to the Company for 2021 will not be determinable until the 2021 Reimbursement Percentage is calculated following the end of 2021.

Annual Cash Incentive Awards

Due to improving market conditions and relief from the global pandemic, in April 2021, the Compensation Committee approved an annual cash incentive plan for the 2021 fiscal year. For 2021, the Compensation Committee returned to the structure of our 2019 annual incentive program, which we believe motivates our Named Executive Officers to accomplish specific objectives. In addition, the Compensation Committee modified the maximum payout opportunity from 150% of target, as was the case in 2019 (the most recent year during which target bonus amounts were established), to 200% of target, and incorporated an additional qualitative performance metric tied to ESG, which will be reflective of the strategy detailed in our sustainability report. This structure is intended to provide payout levels that are consistent with our stockholders’ investment experience, while remaining competitive with companies with which we compete for executive talent.

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Long-Term Incentive Awards

The Compensation Committee granted solely time-based long-term equity awards to our Named Executive Officers in April 2021. These awards are subject to the terms and provisions of the AM LTIP and the award agreements pursuant to which they were granted.

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” each of Messrs. Rady, Warren, Schopp, Kennedy and Ash would be entitled to receive accelerated vesting of his performance share units and restricted stock units that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Following the closing of the Simplification Transactions, we adopted stock ownership guidelines, pursuant to which our executive officers are required to own a minimum number of shares of our common stock within five years of becoming an executive officer or five years after adoption of the policy, whichever is later. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines satisfies the guidelines on a prior determination date, a subsequent decrease in our stock price will not cause that executive to be out of compliance on a later determination date. As of June 30, 2020, less than five years had passed since adoption of the policy and, as a result, each of our Named Executive Officers had time remaining to achieve the requisite ownership levels.

Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m) unless such compensation qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017. While we will continue to monitor our compensation programs in light of the deduction limitation imposed

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by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is in the best interests of the Company and our stockholders. It is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2020.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that evaluating overall business performance and implementing Company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.
•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total Company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.
•	The multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

Tally Sheets

The Compensation Committee and the AR Compensation Committee use tally sheets as a reference in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits, including the portions of such compensation that are paid for services provided to Antero Resources. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios, and include a summary of all shares beneficially owned.

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Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchasing securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policy also prohibits our Named Executive Officers from pledging shares of such securities as collateral.

Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the AM LTIP generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AM LTIP are subject to the provisions of any clawback policy the Company implements.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Board of Directors has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members*: David H. Keyte, Chairman W. Howard Keenan, Jr. Janine J. McArdle

*	Includes all members of the Compensation Committee as of the time the Compensation Committee Report was approved for inclusion in this Proxy Statement.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2020, 2019, and 2018. Unlike in 2018, for 2019 and 2020, the table reflects only the portion of the compensation earned by our Named Executive Officers attributable to their services to the Company, and does not include compensation earned for services provided to Antero Resources or its subsidiaries. As a result, the compensation included for 2019 and 2020 is lower than the compensation included for 2018. See above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” for further discussion of the allocation methodology used.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)
Paul M. Rady (Chairman of the Board of Directors and Chief Executive Officer)	2020	233,805	322,651	2,131,200	—	—	3,883	2,691,539
	2019	238,095	—	2,690,973	15,200,000	272,335	4,662	18,406,065	(3)

	2018	858,000	—	7,520,882	—	753,140	11,000	9,143,022
Glen C. Warren, Jr. (Director, President and Secretary)	2020	175,763	215,112	852,480	—	—	3,883	1,247,238
	2019	178,988	—	1,100,860	10,133,650	170,663	4,662	11,588,823	(3)

	2018	645,000	—	3,076,725	—	471,810	11,000	4,204,535
Alvyn A. Schopp (Chief Administrative Officer and Regional Sr. Vice President)	2020	129,438	126,525	3,333,339	—	—	3,883	3,593,185

	2019	130,423	—	550,429	—	117,806	4,662	803,320
	2018	442,800	—	1,538,352	—	276,661	11,000	2,268,813
Michael N. Kennedy (Chief Financial Officer and Sr. Vice President—Finance)	2020	109,000	106,547	2,133,338	—	—	3,883	2,352,768

	2019	110,364	—	795,057	1,266,350	99,205	4,662	2,275,638	(3)
	2018	384,375	—	1,538,352	—	240,157	11,000	2,173,884
W. Patrick Ash (Sr. Vice President—Reserves, Planning & Midstream)	2020	99,463	97,225	1,666,670	—	—	3,883	1,867,241
	2019	96,993	—	199,996	—	85,200	4,662	386,851
(1)	The Compensation Committee did not approve an annual incentive program tied to specific performance goals for 2020, but instead approved discretionary bonuses for each of our Named Executive Officers for 2020 due to their superior performance despite unprecedented market conditions.
(2)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted to the Named Executive Officers in 2020 pursuant to the AM LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020, for additional detail regarding assumptions underlying the value of these equity awards.
(3)	The unvested Series B Units in Antero IDR Holdings LLC (“IDR LLC”), originally granted in December 2016 and January 2017 prior to the initial public offering of Antero Midstream GP LP, our predecessor entity, were exchanged for restricted shares on March 12, 2019 in connection with the Simplification Transactions, which were approved by an overwhelming majority of the common shares held by disinterested stockholders of Antero Midstream GP LP and an overwhelming majority of the common units held by disinterested unitholders of Antero Midstream GP LP. The exchange of the unvested Series B Units (the “Series B Exchange”) resulted in an accounting modification under FASB ASC Topic 718, and the amounts in the “Option Awards” column, which are also included in the “Total” column, represent the incremental fair value of the modification as computed in accordance with FASB ASC Topic 718. Excluding the incremental fair value of the modification for accounting purposes, the total compensation of the Named Executive Officers for 2019 would instead be $3,206,065 for Mr. Rady, $1,455,173 for Mr. Warren and $1,009,288 for Mr. Kennedy. Absent the Simplification Transactions and the Series B Exchange, no value relating to the Series B Units in IDR LLC would be included in this column for 2019. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for additional detail regarding assumptions underlying the value of unvested Series B Units in IDR LLC.
(4)	The amounts in this column represent the amount of the Company’s allocated portion of Antero Resource’s 401(k) match for fiscal 2020 for each participating Named Executive Officer.

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Grants of Plan-Based Awards for Fiscal Year 2020

The table below sets forth the restricted stock unit awards granted under the AM LTIP to our Named Executive Officers during 2020.

								All Other
								Stock
								Awards:	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Fair Value
		Non-Equity Incentive Plan Awards			Incentive Plan Awards			Shares of	of Stock
								Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	($)(2)
Paul M. Rady
RSUs(3)	7/15/20							370,000	2,131,200
Glen C. Warren, Jr.
RSUs(3)	7/15/20							148,000	852,480
Alvyn A. Schopp
RSUs(3)	1/20/20							460,406	3,333,339
Michael N. Kennedy
RSUs(3)	1/20/20							294,660	2,133,338
W. Patrick Ash
RSUs(3)	1/20/20							230,203	1,666,670
(1)	This column reflects the number of restricted stock unit awards granted to each Named Executive Officer in 2020.
(2)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted to the Named Executive Officers pursuant to the AM LTIP, as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020, for additional detail regarding assumptions underlying the value of these equity awards.
(3)	The restricted stock units granted to Messrs. Rady and Warren are subject to ratable vesting on the first four anniversaries of April 15, 2020, in each case, subject to such Named Executive Officer’s continued employment through such date. Fifty percent of the restricted stock units granted to Mr. Schopp vested on January 20, 2021, 25% of such award will vest on July 20, 2021, and 25% of such award will vest on January 20, 2022, in each case, subject to Mr. Schopp’s continued employment through such date. The restricted stock units granted to each of Messrs. Kennedy and Ash are subject to ratable vesting on the first three anniversaries of January 20, 2020, in each case, subject to such Named Executive Officer’s continued employment through such date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2020 table.

Restricted Stock Units

The Compensation Committee granted restricted stock unit awards to each of our Named Executive Officers in 2020. The restricted stock units vest over a two-, three- or four-year period, if such employees remain continuously employed by us from the grant date through the applicable vesting date. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2020.

	Stock Awards
			Equity Incentive
			Plan Awards:	Equity Incentive
			Number of	Plan Awards:
			Unearned	Market or Payout
	Number of	Market Value	Shares, Units	Value of Unearned
	Units That	of Units That	or Other Rights	Shares, Units or
	Have Not	Have Not	That Have Not	Other Rights That
	Vested	Vested	Vested	Have Not Vested
Name	(#)	($)(1)	(#)	($)(2)
Paul M. Rady
Restricted Stock Units(3)	461,090	3,555,004
Performance Share Units(4)			155,368	1,197,887
Glen C. Warren, Jr.
Restricted Stock Units(3)	193,720	1,493,581
Performance Share Units(4)			63,560	490,048
Alvyn A. Schopp
Restricted Stock Units(3)	480,422	3,704,054
Performance Share Units(4)			31,780	245,024
Michael N. Kennedy
Restricted Stock Units(3)	319,972	2,466,984
Performance Share Units(4)			45,904	353,920
W. Patrick Ash
Restricted Stock Units(3)	246,758	1,902,504
(1)	The amounts reflected in this column represent the market value of our common stock underlying the unvested restricted stock unit awards held by the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2020, which was $7.71 per share.
(2)	The amounts reflected in this column represent the market value of our common stock underlying the performance share units reported in the preceding column, computed based on the closing price of our common stock on December 31, 2020, which was $7.71 per share.
(3)	Except as otherwise provided in the applicable award agreement, with respect to the amounts reported in these rows (i) the restricted stock unit awards reflecting converted phantom units that were granted in 2017 vested on April 15, 2021, (ii) the restricted stock unit awards reflecting converted phantom units that were granted to Mr. Ash in 2018 vested or will vest ratably on January 15 of each of 2021 and 2022, (iii) the restricted stock units awards granted in 2019 vested or will vest ratably on April 15 of each of 2021, 2022 and 2023, (iv) the restricted stock unit awards granted to Messrs. Rady and Warren in 2020 vested or will vest ratably on April 15 of each of 2021, 2022, 2023 and 2024, (v) 50% of the restricted stock unit award granted to Mr. Schopp in 2020 vested on January 20, 2021, and 25% of the unvested restricted stock unit award granted to Mr. Schopp in 2020 will vest on each of July 20, 2021 and January 20, 2022, and (vi) the restricted stock unit awards granted to Messrs. Kennedy and Ash in 2020 vested or will vest ratably on January 20 of each of 2021, 2022 and 2023, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.
(4)	The amounts reflected in this row represent the maximum number of performance share units granted in 2019 because performance as of December 31, 2020 was at maximum for payout of these awards. The actual number of shares earned pursuant to performance share units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period. All of the outstanding performance share units granted to our Named Executive Officers were granted in 2019 and will vest following the Compensation Committee’s determination in April 2022 of our ROIC achievement for the performance period ending December 31, 2021, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the Compensation Committee’s determination.

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Option Exercises and Stock Vested in Fiscal Year 2020

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2020 fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(2)
Paul M. Rady	—	—	85,663	190,172
Glen C. Warren, Jr.	—	—	52,107	115,678
Alvyn A. Schopp	—	—	19,867	44,105
Michael N. Kennedy	—	—	21,633	48,025
W. Patrick Ash	—	—	6,512	25,158
(1)	This column reflects the (i) number of restricted stock units held by each Named Executive Officer that vested during the 2020 fiscal year. No performance share unit awards held by any Named Executive Officer vested during the 2020 fiscal year.
(2)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock unit awards held by such Named Executive Officer, computed based on the adjusted closing price of our common stock on the applicable vesting date.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

Potential Payments Upon Termination or Change in Control

Restricted Stock Units and Performance Share Units

Any unvested restricted stock units and cash retention awards subject to time-based vesting criteria granted to our Named Executive Officers under the AM LTIP will become immediately fully vested if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the AM LTIP). For performance share unit awards, any continued employment conditions will be deemed satisfied on the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end on the date of such termination or “change in control,” and such performance share unit awards will be settled based on the actual level of performance achieved as of such date.

In addition, any continued employment conditions will be deemed satisfied for a prorated portion of any performance share units granted in 2019 on the date of a Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs after April 15, 2020, and prior to the end of the applicable performance period, based on the number of completed 12-month periods from the date of grant through the date of termination. Such prorated portion will remain outstanding and eligible to vest at the end of the applicable performance period based on the actual level of performance achieved as of such date.

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For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of these awards, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our subsidiaries, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director who is approved by a vote of at least two-thirds of the incumbent members of the Board shall be considered an incumbent member of the Board for these purposes;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our stockholders of a complete liquidation or dissolution of the Company.

For purposes of the 2019 performance share unit awards, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

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Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming such Named Executive Officer was terminated either (i) as a result of his death or disability or (ii) for any reason other than cause or a change in control of the Company, in each case, on December 31, 2020. The restricted stock units and performance share units represent a direct interest in shares of our common stock, which had a closing price on December 31, 2020, of $7.71 per share.

	Cash Retention	Restricted	Performance
	Awards	Stock Units	Share Units		Total
Name	($)	($)	($)		($)
Paul M. Rady
Death; Disability	N/A	3,555,004	1,197,887	(1)	4,752,891
Termination Other Than For Cause	N/A	N/A	399,296	(2)	399,296
Change in Control	N/A	3,555,004	1,197,887	(3)	4,752,891
Glen C. Warren, Jr.
Death; Disability	N/A	1,493,581	490,048	(1)	1,983,629
Termination Other Than For Cause	N/A	N/A	163,349	(2)	163,349
Change in Control	N/A	1,493,581	490,048	(3)	1,983,629
Alvyn A. Schopp
Death; Disability	1,333,333	3,704,054	245,024	(1)	5,282,411
Termination Other Than For Cause	N/A	N/A	81,675	(2)	81,675
Change in Control	1,333,333	3,704,054	245,024	(3)	5,282,411
Michael N. Kennedy
Death; Disability	533,333	2,466,984	353,920	(1)	3,354,237
Termination Other Than For Cause	N/A	N/A	117,973	(2)	117,973
Change in Control	533,333	2,466,984	353,920	(3)	3,354,237
W. Patrick Ash
Death; Disability	333,333	1,902,504	N/A		2,235,837
Termination Other Than For Cause	N/A	N/A	N/A		N/A
Change in Control	333,333	1,902,504	N/A		2,235,837
(1)	Acceleration of the performance share unit awards granted in 2019 is based upon actual performance as of the date of the termination of employment as a result of the Named Executive Officer’s death or disability. As of December 31, 2020, all such awards were trending at maximum, so the value reflected in this column represents settlement at each award’s maximum value.
(2)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2020, one-third of the performance share units granted on April 15, 2019 would have remained outstanding, subject to achievement of the applicable performance goals through the remainder of the performance period. As of December 31, 2020, all such awards were trending at maximum, so the value reflected in this column represents one-third of each award’s maximum value.
(3)	Acceleration of the performance share unit awards granted in 2019 is based upon actual performance as of the date of the change in control. As of December 31, 2020, all such awards were trending at maximum, so the value reflected in this column represents settlement at each award’s maximum value.

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Equity Compensation Plan Information

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2020.

Number of securities
remaining available for
	Number of securities to		future issuance under
	be issued upon exercise of	Weighted – average exercise	equity compensation
	outstanding options, warrants	price of outstanding options,	plans (excluding securities
Plan Category	and rights (a)(1)	warrants and rights (b)	reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Midstream Corporation Long Term Incentive Plan(2)	3,463,261	N/A (3)	11,313,949
Equity compensation plans not approved by security holders	—	—	—
TOTAL
(1)	This column reflects the maximum number of shares of our common stock subject to performance share unit awards and the number of shares of our common stock subject to restricted stock unit awards and options granted under the AM LTIP, outstanding and unvested as of December 31, 2020. Because the number of shares of common stock to be issued upon settlement of outstanding performance share unit awards is subject to performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(2)	The AM LTIP was approved by our stockholders in connection with the approval of the Simplification Transactions at the special meeting of Antero Midstream GP LP and Antero Midstream Partners LP in March 2019.
(3)	Only restricted stock units and performance share units have been granted under the AM LTIP; there is no weighted average exercise price associated with these awards.

Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our Chief Executive Officer, Mr. Rady. For 2020, the median of the annual total compensation of all Company employees (other than our Chief Executive Officer), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $35,017, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $2,691,539.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 77 to 1.

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Methodology and Assumptions

We selected December 31, 2020, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2020, our employee population consisted of 521 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors. All of our employees are located in the United States.

In identifying our median employee in 2020, we used the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2020 provided to the Internal Revenue Service, minus the amount of each employee’s compensation that we did not reimburse Antero Resources for, calculated using the same methodology used to determine the 2020 NEO AM Reimbursement Percentage, as described above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining the allocated portion of each employee’s total annual compensation, and is an economical method of evaluating the total annual compensation of our employees and identifying our median employee. For the 23 employees hired during 2020, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2020 without annualization adjustments, less the amount of such employee’s compensation that we did not reimburse Antero Resources for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our Chief Executive Officer) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2020, to identify our median employee in 2020. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2020 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $35,017. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $9,097. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2020 annual total compensation of our Chief Executive Officer was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 22, 2021, by:

•	each of our Named Executive Officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% stockholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
	Number of	Percentage of
Name and Address of Beneficial Owner	Shares	Class
Antero Resources(1)	139,042,345	29.13%
The Vanguard Group, Inc.(2)	29,049,749	6.09%
Invesco Ltd.(3)	27,918,737	5.85%
BlackRock, Inc.(4)	25,754,652	5.40%
Paul M. Rady(5)	2,242,834	*
Glen C. Warren, Jr.(6)	10,848,730	2.27%
Peter A. Dea	44,216	*
W. Howard Keenan, Jr.(7)	78,304	*
David H. Keyte	37,365	*
Brooks J. Klimley	55,346	*
Janine J. McArdle	19,881	*
John C. Mollenkopf	51,208	*
Rose M. Robeson	49,349	*
W. Patrick Ash(8)	51,812	*
Michael N. Kennedy(9)	640,975	*
Alvyn A. Schopp(10)	1,598,792	*
Directors and executive officers as a group (12 persons)(11)	15,718,812	3.29%
*	Less than one percent.
(1)	Based upon its Schedule 13D/A filed on May 6, 2020. Includes 107,000,001 shares of common stock held by Antero Subsidiary Holdings LLC (“AR Sub”). Antero Resources owns 100% of the limited liability company interests in AR Sub. Because AR Sub is a party to the Stockholders’ Agreement with Messrs. Rady and Warren, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 152,475,150 shares of common stock for purposes of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Antero Resources excludes shares of common stock owned by Messrs. Rady and Warren. Antero Resources and AR Sub disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein.
(2)	Based upon its Schedule 13G/A filed on February 10, 2021, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	Based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 9, 2021. The principal address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers.
(4)	Based solely upon a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. (or wholly owned subsidiaries of such funds and accounts). BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other

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capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts (or the wholly owned subsidiaries of such funds and accounts) which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts (or such wholly owned subsidiaries). The address of such funds and accounts (and such wholly owned subsidiaries), such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.
(5)	Includes 1,180,821 shares of common stock held by Mockingbird Investment, LLC (“Mockingbird”). Mr. Rady owns a 3.68% limited liability company interest in Mockingbird, and a trust under his control owns the remaining 96.32%. Mr. Rady disclaims beneficial ownership of all securities held by Mockingbird except to the extent of his pecuniary interest therein. Does not include 832,989 shares of common stock that remain subject to vesting. Further, as a result of the Stockholders’ Agreement, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 152,475,150 shares of common stock for the purpose of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Mr. Rady excludes shares of common stock owned by AR Sub and Mr. Warren. Mr. Rady disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest therein.
(6)	Includes 3,966,804 shares of common stock held by Canton Investment Holdings LLC (“Canton”). Mr. Warren is the sole member of Canton. Mr. Warren disclaims beneficial ownership of all shares held by Canton to the extent of his pecuniary interest therein. Does not include 126,890 shares of common stock that remain subject to vesting. Because Mr. Warren is a trustee of the Warren Family 2020 Trust, he may be deemed to beneficially own an additional 817,000 shares of common stock. Further, as a result of the Stockholders’ Agreement, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 152,475,150 shares of common stock for the purpose of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Mr. Warren excludes shares of common stock owned by AR Sub and Mr. Rady. Mr. Warren disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest therein.
(7)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022. Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 2,009,634 shares of common stock and 3,169,985 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(8)	Does not include 278,322 shares of common stock that remain subject to vesting.
(9)	Does not include 322,726 shares of common stock that remain subject to vesting.
(10)	Does not include 398,882 shares of common stock that remain subject to vesting.
(11)	Does not include Mr. Krueger, currently Vice President of Finance and Treasurer of Antero Midstream, who will be named Chief Financial Officer of Antero Midstream and will continue to serve as Treasurer and Vice President of Finance of Antero Midstream effective April 30, 2021.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, based on information obtained from them and our records.

DELINQUENT SECTION 16(A) REPORTS

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero Midstream during 2020, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2020, except that Forms 4 filed with respect to the quarterly awards granted to each of our non-employee directors on October 10, 2020 were not timely.

RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Resources or its subsidiaries (other than the Company and its subsidiaries). The Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Resources and its subsidiaries (other than the Company and its subsidiaries). The Audit Committee, the Board, or the Conflicts Committee, as applicable, either approves or disapproves of Antero Midstream’s participation in such transactions under Antero Midstream’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to establish guidelines for Antero Midstream to participate in any ongoing related person transaction.

For all related person transactions during 2020 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction. References in this section to “Antero Midstream,” “we,” “us,” “our” or like terms refer to Antero Midstream Corporation and its consolidated subsidiaries.

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Agreements with Antero Resources

Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among Antero Resources, Antero Midstream (f/k/a Antero Midstream GP LP), Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of their affiliates (the “Simplification Agreement”), certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); Antero Midstream GP LP; AR Sub, a wholly owned subsidiary of Antero Resources; and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Simplification Transactions. The Sponsor Holders and the Management Stockholders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of Antero Midstream Common Stock.

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who initially were Mr. Rady and Mr. Warren, for nomination and election to the Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. Effective April 30, 2021, Mr. Warren will be retiring from the Board and, in connection with his retirement, AR Sub has designated Michael N. Kennedy as its replacement director to serve on the Board to fill the resulting vacancy. Mr. Kennedy will also stand for election at the Annual Meeting as AR Sub’s director nominee.

The Sponsor Holders and the Management Stockholders were previously entitled to certain director designation rights, but they no longer hold the requisite amount of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub will be entitled to designate one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

Pursuant to the Stockholders’ Agreement, AR Sub agreed to vote all of its shares of Antero Midstream Common Stock, at AR Sub’s election, either (i) in favor of any other nominees nominated by the Nominating & Governance Committee of the Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for AR Sub as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement, no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Simplification Transactions will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero Resources, he shall serve as Chief Executive Officer at Antero Midstream and (ii) if Mr. Warren is an executive officer of Antero Resources, he shall serve as President at Antero Midstream, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Board and is an executive officer of Antero Resources and/or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement terminates as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Board pursuant to the Stockholders’ Agreement.

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Registration Rights Agreement

Antero Midstream entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 12, 2019, with Antero Resources, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock held by Antero Resources and its subsidiaries, under certain circumstances.

Specifically, pursuant to the Registration Rights Agreement, Antero Midstream took effective a registration statement under the Securities Act that permits the resale of the Registrable Securities (as defined in the Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”). Except in certain circumstances, Sponsor Holders (as defined in the Registration Rights Agreement), which includes Antero Resources and its subsidiaries, Paul M. Rady and Glen C. Warren, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreement

Pursuant to a gas gathering and compression agreement with Antero Midstream, Antero Resources has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Antero Resources’ production subject to a pre-existing dedication will be dedicated to Antero Midstream at the expiration of such pre-existing dedication. In addition, if Antero Resources acquires any gathering facilities, it is required to offer such gathering facilities to Antero Midstream at its cost.

Under the gathering and compression agreement, Antero Midstream was initially entitled to receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If and to the extent Antero Resources requests that Antero Midstream construct new high-pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require Antero Resources to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by Antero Resources on any acreage Antero Resources acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that Antero Midstream does not exercise this option, Antero Resources will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for Antero Resources’ acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of Antero Resources’ dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream may perform all services under the gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the gathering and compression agreement, Antero Resources will be entitled to certain rights and procedural remedies thereunder. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the gas and gathering agreement on a cost of service basis designed to generate a specified rate of return.

Pursuant to the gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of Antero Resources’ wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by Antero Resources. In the event of late connections, Antero Resources natural gas will temporarily not be subject

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to the dedication. Antero Midstream is entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from Antero Resources.

Antero Midstream has agreed to install compressor stations at Antero Resources’ direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if Antero Resources has not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high-pressure gathering pursuant to the gathering and compression agreement.

Under the gathering and compression agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or Antero Resources on or before the 180th day prior to the anniversary of such effective date.

On February 23, 2018, the gathering and compression agreement was amended to make clarifying changes with respect to the consumer price index (“CPI”) and other associated fee adjustments.

On December 8, 2019, the gathering and compression agreement was amended such that, Antero Midstream will rebate Antero Resources: (i) $12 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds; and; (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that the Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038. Antero Resources achieved all such thresholds in 2020 and the first quarter of 2021 and received $48 million and $12 million, respectively, in such periods from Antero Midstream.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between Antero Resources and MarkWest, MarkWest has agreed to process gas from acreage dedicated by Antero Resources for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from Antero Resources in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2020, the Joint Venture derived approximately $228 million of revenues from Antero Resources under the MW-JV Arrangement. In addition, on February 6, 2018, Antero Resources and MarkWest entered into an agreement pursuant to which MarkWest agreed to address certain regulatory matters related to expansions at one of MarkWest’s processing sites, and if certain conditions are not met, Antero Resources has agreed to make reimbursement payments for such work directly to the Joint Venture.

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Right of First Offer Agreement

On November 10, 2014, Antero Resources entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which Antero Resources agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to Antero Resources’ production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, Antero Resources and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between Antero Resources and MarkWest. On February 13, 2018, Antero Resources and Antero Midstream further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, Antero Resources entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to Antero Resources within an area of dedication in defined service areas in Ohio and West Virginia, and Antero Resources has agreed to pay fees for those services on a monthly basis. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, Antero Resources committed to pay a fee on a minimum volume of fresh water deliveries through 2019, which commitments have since expired in accordance with the terms of the water services agreement. Fees payable to Antero Midstream under the water services agreement are based on the volume of fresh water delivered thereunder and the services provided by Antero Midstream thereunder. Antero Resources also agreed to pay Antero Midstream a fixed fee per barrel for wastewater treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third-party service providers to provide Antero Resources other fluid handling services including flow back and produced water services and Antero Resources will reimburse Antero Midstream for its third-party out-of-pocket costs plus 3%. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the water services agreement on a cost of service basis designed to generate a specified rate of return. For the year ended December 31, 2020, Antero Midstream received approximately $260 million in fees under the water services agreement.

Under the water services agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

On February 12, 2019, Antero Resources and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from Antero Resources under the water services agreement.

- 2021 Proxy Statement 60

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Secondment Agreement

In 2019, Antero Midstream entered into the Amended and Restated Secondment Agreement with Antero Resources. Under this agreement, Antero Resources agreed to provide seconded employees to us or one of our respective direct or indirect subsidiaries to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and we agreed to reimburse Antero Resources for expenditures Antero Resources incurs performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2020, Antero Midstream reimbursed Antero Resources for approximately $7 million of direct and indirect costs and expenses incurred on our behalf pursuant to the secondment agreement.

Services Agreement

In 2019, Antero Midstream entered into the Second Amended and Restated Services Agreement with Antero Resources, pursuant to which Antero Resources agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2020, Antero Midstream reimbursed Antero Resources for approximately $25 million of direct and indirect costs and expenses incurred on our behalf pursuant to the services agreement.

License

Pursuant to a license agreement with Antero Resources, Antero Midstream has the right to use certain Antero Resources-related names and trademarks in connection with the operation of its midstream business.

Other Agreements

From time to time, in the ordinary course of business, Antero Midstream participates in transactions with Antero Resources and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the provision of midstream services and receipt of contract operating services; the purchase of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; the construction of certain pipelines and facilities; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2020, Antero Midstream paid $8 million in expenses and received no payments in connection with such transactions.

Employment

Timothy Rady, the son of Paul M. Rady, the Chairman and Chief Executive Officer of Antero Midstream, provided services to us in 2020. Total compensation paid to Timothy Rady and allocated to Antero Midstream in 2020 consisted of base salary, bonus and other benefits totaling $96,638 and award grants under the AM LTIP having an aggregate grant date fair value of $248,458, which are subject to certain time-based vesting conditions.

- 2021 Proxy Statement 61

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QUORUM AND VOTING

Voting Stock

Antero Midstream’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero Midstream’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes for election of Directors. Holders of shares of Series A Preferred Stock are not entitled to vote such shares at the Annual Meeting.

Quorum

The presence, in person online or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Stockholder List

Antero Midstream will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. In addition, the list of stockholders will be available during the Annual Meeting through the meeting website.

Vote Required

Only stockholders of record at the close of business on April 20, 2021, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

			Can brokers vote without	Effect of abstentions and
Proposal	Vote required	Voting options	instructions?	broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None.
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.

- 2021 Proxy Statement 62

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An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners.

NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class II directors;
•	FOR the ratification of the selection of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	FOR the approval, on an advisory basis, of the compensation of Antero Midstream’s Named Executive Officers.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Revoking Your Proxy

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online via the Internet, by telephone or by mail; by delivering instructions to Antero’s Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Copies of the Annual Report

Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteromidstream.com, in the “SEC Filings” subsection of the “Investors” section.

- 2021 Proxy Statement 63

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of Annual Meeting of Stockholders and Proxy Statement, along with Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 17, 2021, and Antero Midstream’s 2020 Annual Report to Stockholders are available free of charge at www.anteromidstream.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

Stockholders Sharing an Address

Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered stockholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero Midstream, under certain circumstances, to send one Notice to multiple stockholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. If you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Stockholder Proposals and Director Nominations for the 2022 Annual Meeting

Any stockholder desiring to present a proposal at Antero Midstream’s 2022 Annual Meeting of Stockholders and to have the proposal included in Antero Midstream’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero Midstream, c/o Yvette K. Schultz, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 28, 2021. All such proposals should be in compliance with SEC rules and regulations. Antero Midstream will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, any stockholder entitled to vote at Antero Midstream’s 2022 Annual Meeting of Stockholders may propose business (other than proposals to be included in Antero Midstream’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2022 Annual Meeting of Stockholders if written notice of such stockholder’s intent is given in accordance with the requirements of Antero Midstream’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above so it is received between February 17, 2022, and March 19, 2022.

- 2021 Proxy Statement 64

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ANTERO MIDSTREAM CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AM2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53702-P55170

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTERO MIDSTREAM CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class II Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael N. Kennedy
02) Brooks J. Klimley
03) John C. Mollenkopf

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D53703-P55170

ANTERO MIDSTREAM CORPORATION
Annual Meeting of Stockholders
June 16, 2021 8:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael N. Kennedy, Alvyn A. Schopp and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO MIDSTREAM CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM MDT on June 16, 2021, at www.virtualshareholdermeeting.com/AM2021, and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his or her discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side